Exhibit 99.2

Press Release

ATK ANNOUNCES $300 MILLION SENIOR
SUBORDINATED NOTES OFFERING

Minneapolis, September 8, 2010 — Alliant Techsystems Inc. (NYSE: ATK) today announced that it has commenced a public offering of $300 million senior subordinated notes due 2020.   BofA Merrill Lynch and RBS are acting as joint book-running managers.  SunTrust Robinson Humphrey, US Bancorp and Wells Fargo Securities are joint lead managers.  Mitsubishi UFJ Securities and RBC Capital Markets are co-managers of the offering.

ATK intends to use approximately $280 million of the net proceeds of the offering to fund its redemption of all its outstanding 2.75% convertible subordinated notes due 2024, and any remaining net proceeds for general corporate purposes.  ATK will exercise its right to redeem any such notes only if, and to the extent, that it receives such net proceeds.

The notes are being offered pursuant to an effective shelf registration statement that has been filed with the Securities and Exchange Commission (the “SEC”).  A preliminary prospectus supplement related to the offering and the base prospectus have been filed with the SEC and are available on the SEC’s website at http://www.sec.gov.  Copies of the prospectus supplement and the base prospectus relating to these securities may be obtained by contacting BofA Merrill Lynch at 1-800-294-1322, 4 World Financial Center, New York, NY 10080 or by email at dg.Prospectus_Requests@baml.com or RBS Securities Inc. at 1-866-884-2071, 600 Washington Boulevard, Stamford, CT 06901.

This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ATK is a premier aerospace and defense company with more than 18,000 employees in 24 states, Puerto Rico and internationally and revenues in excess of $4.8 billion.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved.  Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected.  ATK undertakes no obligation to update any forward-looking statements.  For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and its subsequent quarterly report on Form 10-Q and current reports on Form 8-K filed with the SEC.

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Jeff Huebschen
Phone: 952-351-3087	Phone: 952-351-2929
E-mail: bryce.hallowell@atk.com	E-mail: jeff.huebschen@atk.com